GulfMark Offshore, Inc. Announces
Delivery of New Vessel, Filing of S-3 and
Update on First Quarter

April 26, 2006 - HOUSTON - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced that it has taken delivery of its latest new construction vessel, M/V Sea Guardian. The vessel, an identical sister ship to the Sea Intrepid delivered last year, is a 5,150 BHP Anchor Handling, Towing Supply vessel that is expected to start it's initial contract in Southeast Asia on May 1st, 2006.

GulfMark also filed a SEC Form S-3 with the Securities and Exchange Commission, updating its previously filed S-3 to comply with additional requirements that came into force in December, 2005. The S-3 has not been declared effective by the Securities and Exchange Commission.

The company also announced that it expects earnings for First Quarter of 2006 to be between $0.29 and $0.31. During the recently completed quarter, the company completed a historically high six dry-dockings plus two partial dockings, expensing approximately $3 million and using approximately 130 days to complete the dockings. In addition, to meet the requirements of previously announced and developing contracts, vessels were out of service for mobilization covering nearly 60 days with only partial reimbursement for the costs incurred in moving vessels to the new locations. Administrative costs during the first quarter were also higher than the historical run rate primarily due to a number of non-recurring expenses.

Bruce Streeter, President and Chief Operating Officer of the Company, commented: “Our plan was and is to maximize the non-revenue days during the first half of the year allowing us to benefit from day rates as they escalate. Market conditions, primarily in the North Sea spot market, were weaker at the outset of the year than during 2005 and where possible, we moved our non-revenue days into that period.  Recently however, we have seen some of the strongest rate periods ever experienced, and as we approach the end of April, some short-term rates have been above historical highs.  As a result, we expect to recover the first quarter effects of dry-docks and mobilization as we anticipate improved results in each of the succeeding quarters.

Overall, the demand for vessel services in international operating areas continues to be strong with significant improvements in term rates in key areas both by location and type of vessels. Short-term rates are expected to remain at or above historical peak rates for sometime, and, to the extent possible, we intend to take advantage of the near-term benefit as well as increasing coverage and earnings power from contracts into the future.”

GulfMark Offshore, Inc.
Press Release
April 26, 2006

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 A.M. EDT/8:00 A.M. CDT on May 5, 2006. Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 1st Quarter Earnings conference. The conference call will also be available via audio web cast at http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international calls should use 706/645-9291) and entering access code 8625390.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact: Edward A. Guthrie, Executive Vice President
                E-mail: Ed.Guthrie@GulfMark.com
                (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.